Exhibit 99.2

FOR IMMEDIATE RELEASE	CONTACT:	Brett Chiles
(713) 529-0900

EQUUS TOTAL RETURN, INC. ANNOUNCES APPOINTMENT OF KENNETH I.

DENOS AS CHIEF EXECUTIVE OFFICER AND BRETT M. CHILES AS SECRETARY

HOUSTON, TX – August 10, 2007 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Fund”) today announced that on August 10, 2007, the Fund’s Board of Directors appointed Kenneth I. Denos as the Fund’s Chief Executive Officer. Mr. Denos served as Executive Vice President of the Fund and is presently the Chief Executive Officer of MCC Global NV (“MCC”), an international strategic, financial advisory and investment services company. MCC trades on the Frankfurt Stock Exchange. From 2001 to 2006, Mr. Denos served as the Executive Vice President and General Counsel of Moore, Clayton & Co., Inc., a wholly-owned subsidiary of MCC. During his tenure at MCC, he was responsible for worldwide mergers and acquisitions, legal and compliance issues, and served as a member of the investment committee. From 2006-2007, he served as a director of Tersus Energy PLC, a clean energy operating and investment company traded on the Alternative Investment Market (“AIM”) of the London Stock Exchange. From 2005-2006, he was a director of Healthcare Enterprise Group PLC, a healthcare products distribution and investment company traded on the AIM. Mr. Denos has worked with a number of private and public small cap companies, assisting in the areas of corporate finance, strategic and legal services and corporate governance.

Anthony Moore, Equus Co-Chairman and President said, “I am delighted with the appointment of Ken Denos as CEO. Having worked with Ken for several years both at MCC Global and Equus, I believe the Fund will benefit from his expertise and experience in the financial services and investment industry.”

The Fund’s Board of Directors also appointed Brett M. Chiles as the Fund’s Secretary. Since 2005, he has served as Assistant Vice-President of Moore Clayton Capital Advisers, Inc. (“MCCA”), the Fund’s registered investment adviser. Prior to joining MCCA, Mr. Chiles served as Internal Wholesaler for AIM Investments from 2000-2003 and he obtained an MBA from Rice University.

Equus is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol “EQS”. Additional information on Equus may be obtained from its website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.